UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 25, 2011

MMRGLOBAL, INC.
 (Exact Name of Registrant as Specified in Charter)

DELAWARE	000-51134	33-0892797
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4401 WILSHIRE BLVD., SUITE 200 LOS ANGELES, CA 90010
(Address of Principal Executive Offices) (Zip Code)

(310) 476-7002
 (Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 25, 2011, George Rebensdorf, the sole Class II director of the Board of Directors (the "Board") of MMRGlobal, Inc. (the "Company"), announced his intent to resign from the Board, effective immediately. Mr. Rebensdorf's term was scheduled to expire at the Company's 2011 Annual Meeting of the Stockholders, but Mr. Rebensdorf elected to resign 45 days early for unrelated business reasons. There were no disagreements between the Company and Mr. Rebensdorf which led to Mr. Rebensorf's decision to resign from the Board.

As a result of Mr. Rebensdorf's decision, the Company anticipated that the scheduled election of Class II directors at the 2011 Annual Meeting of the Stockholders (the "Annual Meeting") would not take place, due to a lack of nominees for such Board positions. However, pursuant to Delaware law, the jurisdiction of the Company's incorporation, the Company must hold an annual meeting of the stockholders for the election directors to the Board. As a result, on April 22, 2011, Robert H. Lorsch, a Class III director and Chairman of the Board, elected to resign as a Class III director and Chairman of the Board and was immediately thereafter appointed by the remaining directors, pursuant to the Company's Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws (collectively, the "Organizational Documents"), as a Class II director of the Company and Chairman of the Board, filling a previously vacant Class II Board seat. Therefore, Mr. Lorsch will run as the sole Class II director nominee for reelection to the Board at the Annual Meeting.

Concurrently with his appointment as a Class II director and Chairman of the Board, Mr. Lorsch was reappointed to each of the Board committees on which he served prior to his resignation.

The information required by Item 404(a) of Regulation S-K, with respect to Mr. Lorsch, is located in Part III, Item 10 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which was filed with the Securities Exchange Commission on March 31, 2011 and is incorporated herein by reference.

Finally, in connection with the foregoing, the Board adopted resolutions, pursuant to the Organizational Documents, reducing the fixed number of directors of the Company from seven (7) to five (5).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMRGLOBAL, INC.
April 27, 2011	By: /s/ Robert H. Lorsch Robert H. Lorsch Chief Executive Officer